Exhibit 10.2

2nd AMENDMENT TO NANCY B. HUBER EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT is made and entered into on June 14, 2021, by and between Nancy B. Huber (“Employee”) and MEDICINE MAN TECHNOLOGIES, INC. (“MMT”) DBA SCHWAZZE (each of the foregoing referred to individually as “Party” or collectively as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties have previously entered into the Employment Agreement on or about December 5, 2019;

WHEREAS, the Parties have previously entered into a 1st Amendment to Employment Agreement on or about February 6, 2020 and have now agreed to amend the Employment Agreement and the 1st Amendment by the terms of this Second Amendment (“Second Amendment”) as follows:

1.       Section 3. of the Employment Agreement titled “COMPENSATION,” subsection a., is hereby amended and restated in its entirety as follows:

“Employer agrees to pay to the Employee during the Term of this Agreement, a base gross salary of $225,000 per annum (“Base Salary”), payable in equal installments on a bi-weekly basis, due and payable on those days of the month where Employer customarily makes salary payments to its other employees. The Employee shall be entitled to receive catch up payments on the first payroll date in each of June 2021, July 2021, and August 2021 equal to one third of any and all unpaid Base Salary for the months of January, 2021, February 2021, March 2021 and April 2021. Employer shall be responsible for deduction from each salary payment tendered to Employee herein all applicable withholding and other employment taxes imposed by state and federal tax regulations. The Employer may periodically increase Employee’s annual Base Salary at its sole discretion.”

2.       Section 3. of the Employment Agreement titled “COMPENSATION,” subsection g., is hereby amended, in part, as follows:

Such relocation shall occur no later than ~~one year from August 19, 2019~~ April 15, 2021. However, if Employee is terminated without cause as defined below on or before December 31, 2021, Company will accept liability for any housing expenses incurred by Employee upon termination without cause and reimburse Employee in full for any moving expenses incurred associated with the termination without cause.

3.        Section 3. of the Employment Agreement titled “COMPENSATION” subsection h., is hereby amended, in part as follows:

Notwithstanding the foregoing, Employee shall have a duty to mitigate the Travel Expenses by acquiring travel and accommodations in accordance with any Company policies related to employee travel, and to use reasonable efforts in relocating to Denver, Colorado in connection with Section 3(g).

4.       Section 3. of the Employment Agreement titled “COMPENSATION,” subsection i., is hereby added as follows:

On or about June 14, 2021, the Board established a new 2021 Bonus Plan (the “Bonus Plan”), which applies to the Employee. Under the Bonus Plan, Employee may earn a target cash bonus of up to 100% of their base salary adjusted or otherwise. The bonus plan is attached as Exhibit A to this First Amendment.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment on the date set forth above.

MEDICINE MAN TECHNOLOGIES, INC.		Nancy B. Huber
By:	/s/ Justin Dye	By:	/s/ Nancy B. Huber
Name:	Justin Dye	Name:	Nancy B. Huber
Title:	Chief Executive Officer	Title:	Employee
Address:	4880 Havana St. Suite 201, Denver CO 80239
Email:	Justin@schwazze.com
Phone:	(303) 371-0387

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Exhibit A

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